Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference of our report dated February 7, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of a new accounting principle and (ii) the application of procedures relating to certain other disclosures related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), appearing in this Annual Report on Form 10-K of Wisconsin Energy Corporation for the year ended December 31, 2002, into the following Registration Statements of Wisconsin Energy Corporation:

1.	Registration Statement on Form S-8 (Registration No. 333-86467) -- Employee Retirement Savings Plan.

2.	Registration Statements on Form S-8 (Registration Nos. 33-65225, 333-41104 and 333-65356) -- 1993 Omnibus Stock Incentive Plan.

3.	Registration Statement on Form S-8 (Registration No. 333-35800) -- Assumed WICOR 401(k) Plans.

4.	Registration Statement on Form S-8 (Registration No. 333-35798) -- Assumed WICOR Stock Options.

5.	Registration Statement on Form S-3 (Registration No. 333-34854) -- Stock Plus Investment Plan.

6.	Registration Statement on Form S-3 (Registration No. 333-69592) -- Debt and Other Securities.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Milwaukee, Wisconsin
February 28, 2003